CERTIFICATE OF INCORPORATION
OF
SALIENT 3 COMMUNICATIONS, INC.


 SALIENT 3 COMMUNICATIONS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

 FIRST: That the Board of Directors of the Corporation duly adopted a resolution declaring advisable the amendment of the Certificate of Incorporation of the Corporation and submitting the same to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

  RESOLVED, that the Board of Directors hereby approves the following amendments to the Corporation's Certificate of Incorporation (the
"Certificate"):

 1. Deleting the entire text of Articles FIFTH, SIXTH and SEVENTH thereof and substituting, in each case, in lieu thereof the word "Reserved".

 2. Deleting the entire text of Article NINTH thereof and redesignating the current Article TENTH as Article NINTH.

 3. Amending subsection (b) of Article EIGHTH by (i) deleting subsections (1) and (3) thereof in their entirety, (ii) deleting the ":" in the first sentence thereof, (iii) deleting the paragraph number designation of subsection (2), and (iv) substituting the word "to" for the word "To" in the current subsection (2).

 4. Amending subsection (c) of Article EIGHTH by deleting the current text of this subsection in its entirety.

 5. Amending subsection (e) of Article EIGHTH by deleting the current text of this subsection in its entirety.

 6. Amending Article SECOND of the Certificate to read in its entirety as follows:

   Its registered office in the State of Delaware and New Castle
County shall be 1013 Centre Road, Wilmington, DE, 19801. The registered agent at such address shall be United States Corporation Company.

 7. Amending subsection (c) of Article FOURTH of the Certificate by designating the text starting with the words "Class A Common Stock" and ending with the words "Class B Common Stock of the Corporation" as clause (i), and by adding the following text immediately before the words "share for share":

   share for share, or (ii) Class B Common Stock of the Corporation to be converted into Class A Common Stock of the Corporation,

 8. Amending subsection (e) of Article FOURTH of the Certificate by deleting the words "its class" at the end of such subsection, and by substituting in lieu thereof the words "Common Stock".

 9. Amending subsection (f) of Article FOURTH of the Certificate by deleting the last sentence thereof in its entirety.

 10. Amending the last sentence of subsection (g) of Article FOURTH of the Certificate by (i) deleting the words ", and the amount of the capital stock which may be issued and outstanding at any time," and (ii) by replacing the words "outstanding Class B Common Stock" with the words "shares of
Common Stock then entitled to vote at an election of directors".

 11. Amending Article EIGHTH by adding a new subsection to be designated as subsection (c):

   (c)  The Corporation shall be governed by subsection (c)(2) of
Section 141 of the Delaware General Corporation Law.

 12. Amending subsection (d) of Article EIGHTH by deleting the current text of this subsection in its entirety.

 13. Amend Article EIGHTH by adding the following new subsection to be designated as subsection (d):

   (d) The election of the directors of the Corporation need not be by written ballot unless the Bylaws of the Corporation shall so provide.

 14. Amending subsection (g) of Article EIGHTH by (i) redesignating the entire text of this subsection as subsection (e), and (ii) adding the following text at the end of such subsection:

   If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

 15. Amend Article FIFTH by deleting the entire text thereof, and substituting in lieu thereof the following text:

   FIFTH: The Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits. At the 1997 annual meeting of the stockholders of the Corporation (the "First Meeting"), directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of the stockholders of the Corporation following the First Meeting, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

 SECOND: That the stockholders of the Corporation, at a meeting duly called and held, consented to the aforesaid amendments.

 THIRD: That the amendments were duly adopted in accordance with the provisions of ss 242 of the General Corporation Law of the State of Delaware.

 IN WITNESS WHEREOF, SALIENT 3 COMMUNICATIONS, INC. has caused this certificate to be signed by Timothy S. Cobb, its President, this 31st day of July, 1997.

   /s/Timothy S. Cobb
      Timothy S. Cobb, President
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